Exhibit 99.1

Altaris Completes Acquisition of Trean Insurance Group

WAYZATA, MN. and NEW YORK, NY, April 21, 2023 – Trean Insurance Group, Inc. (“Trean” or the “Company”), a leading provider of products and services to the specialty insurance market, today announced the completion of the acquisition of the Company by funds managed by Altaris, LLC (collectively with its affiliates, “Altaris”) for $6.15 per share in cash. The transaction was announced on December 16, 2022 and received approval from stockholders on April 18, 2023. As a result, Trean’s common stock ceased trading and will no longer be listed on Nasdaq.

 “We are thrilled to begin the next chapter of Trean’s successful partnership with Altaris, which will continue to enhance our longtime focus on strong partnerships, underwriting discipline and exceptional claims management to generate long-term growth,” said Julie Baron, President and Chief Executive Officer of Trean. “Starting with their original investment in 2015, Altaris’s healthcare expertise and support have been critical in helping to drive our Company’s transformation to become a leading national provider of workers’ compensation and other specialty insurance services. I would like to thank our entire team for their outstanding efforts to bring this transaction to a successful conclusion, delivering substantial value to our stockholders and positioning the Company for future success.”

Ms. Baron will remain President and Chief Executive Officer following the transaction, and Trean will maintain its headquarters in Wayzata, Minnesota. Andrew O’Brien, the founder of Trean and Executive Chairman of the Board, will remain Executive Chairman of the Board as well as an investor in the Company.

Advisors

Houlihan Lokey served as independent financial advisor to the Special Committee of the Board of Directors of Trean, and Morris, Nichols, Arsht & Tunnell LLP served as independent legal advisor to the Special Committee. Bass Berry & Sims PLC served as legal advisor to Trean. Kirkland & Ellis LLP served as legal advisor to Altaris.

About Trean

Trean provides products and services to the specialty insurance market. Trean underwrites workers’ compensation and specialty casualty insurance products both through its program partners and its own managing general agencies. Trean also provides its program partners with a variety of services including issuing carrier services, claims administration and reinsurance brokerage. Trean is licensed to write business across 49 states and the District of Columbia. For more information, please visit www.trean.com.

About Altaris

Altaris is a healthcare investment firm with an exclusive focus on building companies that deliver value to the healthcare system through innovation and efficiency. Since inception in 2003, Altaris has invested in 49 healthcare companies which have generated significant value appreciation for investors. Altaris is headquartered in New York City and manages approximately $5.0 billion of equity capital. For more information, please visit www.altariscap.com.

CONTACTS

Investor Relations
investor.relations@trean.com
(952) 974-2260